UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 2, 2017

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (713) 522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

As disclosed in our 2016 Form 10-K/A filed on February 21, 2017, Service Corporation International reached an agreement in principle with the Internal Revenue Service (“IRS”) to resolve the issues under audit with respect to tax years 1999 through 2005. On March 2, 2017, we received from the IRS Office of Appeals the fully executed Forms 870-AD, which, subject to finalization of computations, effectively settles the issues under audit for those years. As a result of this resolution, we anticipate paying approximately a net $40.0 million in tax and interest within the next few months. We expect to fund this amount using available capacity under our bank credit facility, and do not expect this payment to impact our liquidity or capital deployment plans in 2017. Furthermore, it is anticipated that the resolution of these tax audits will result in a reduction to our current reserves for unrecognized tax benefits of approximately $100.0 million, and will result in a corresponding reduction in our 2017 tax expense.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 6, 2017	Service Corporation International

	By:	/s/ Eric D. Tanzberger
Eric D. Tanzberger
Senior Vice President, Chief Financial Officer